UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) of the
                         Securities Exchange Act of 1934


Date of report (Date of earliest event reported): April 15, 2004

                             NACCO INDUSTRIES, INC.
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

          1-9172                                        34-1505819
  (Commission File Number)                  (IRS Employer Identification Number)

5875 Landerbrook Drive, Mayfield Heights, OH                   44124-4017
  (Address of Principal Executive Offices)                     (Zip Code)

                                 (440)449-9600
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 9.  Regulation FD Disclosure.
Item 12. Results of Operations and Financial Condition.

On April 15, 2004, NACCO Industries, Inc.'s wholly owned subsidiary, Hamilton Beach/Proctor-Silex, Inc. (HB/PS), announced the implementation of a restructuring program at its manufacturing facilities that began in the first quarter of 2004. As part of this program, effective March 31, 2004, HB/PS closed its Sotec manufacturing plant near Juarez, Mexico and moved all remaining activities to its Saltillo, Mexico facility. In addition, it has closed its El Paso, Texas warehouse and consolidated these activities into its Memphis, Tennessee warehouse. HB/PS also will reduce activities at its remaining North American manufacturing plants through the end of 2006 as a result of increased sourcing of products from China. These actions are designed to reduce HB/PS' manufacturing inefficiencies attributable to excess capacity to minimal levels by 2006. The company estimates manufacturing inefficiencies were $6.9 million for the full year 2003 and $3.1 million in the first three months of 2004.

In the financial results for the first quarter of 2004, HB/PS will recognize a restructuring charge and related inventory impairment of approximately $9.1 million pre-tax, or $5.6 million after a tax benefit of $3.5 million. This amount includes cash charges of $5.7 million, comprised of $2.3 million related to severance benefits, $2.6 million of contract termination costs related to closed facilities and $1.1 million of contract termination costs related to machinery and equipment that is no longer in use, partially offset by $0.3 million of anticipated proceeds from the sale of equipment. The charge also includes non-cash amounts of $3.0 million related to the impairment of tooling and equipment that is no longer in use and $0.4 million for the write-down of excess inventory.

In addition, HB/PS anticipates that it will incur subsequent charges, which are not eligible for accrual at March 31, 2004, totaling approximately $2.6 million pre-tax related to this restructuring program. This amount includes approximately $1.9 million of cash charges, comprised of $1.6 million related to additional contract terminations of leased equipment and $0.3 million of other cash charges. The remaining $0.7 million relates to non-cash charges for the subsequent write-down of equipment that will no longer be used. The subsequent charges related to this manufacturing restructuring program are expected to be $1.8 million during 2004, with the majority of these expenses anticipated in the fourth quarter, $0.6 million in 2005 and $0.2 million in 2006.

Estimated pre-tax benefits from this restructuring program are expected to be approximately $0.7 million during the remaining three quarters of 2004, approximately $5.5 million in 2005 and approximately $3.8 million annually in 2006 and thereafter. The estimated benefits are net of the anticipated subsequent charges related to this program discussed above, and do not include the benefit of sourcing additional products from China or the benefits of our previously discussed manufacturing efficiency and cost reduction programs.

Forward looking statements:

Certain statements contained in this Form 8-K that are not historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. NACCO Industries, Inc. undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to HB/PS' operations include, without limitation: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which HB/PS buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) successful implementation, delays in, or increased costs of, restructuring programs and
(10) the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the situation in Iraq.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    NACCO INDUSTRIES, INC.



                                    By: /s/ Kenneth C. Schilling
                                        ----------------------------------------
                                        Name:  Kenneth C. Schilling
                                        Title:  Vice President and Controller


Date:  April 15, 2004